                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Pre-Effective Amendment No.1 to the Registration Statement of the Allmerica Select Separate Account III of Allmerica Financial Life Insurance and Annuity Company on Form S-6 of our report dated February 15, 2002, relating to the consolidated financial statements of Allmerica Financial Life Insurance and Annuity Company, and our report dated March 28, 2002, relating to the financial statements of the Allmerica Select Separate Account III of Allmerica Financial Life Insurance and Annuity Company, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 27, 2002